Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, par value $0.001 per share(2)(3)	$25,000,000	$2,317.50
Underwriter Warrants(4)(5)	—	—
Common Stock underlying Underwriter Warrants(4)	1,562,500	144.84
Total	26,562,500	2,462.34	(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	We have agreed to issue, on the closing date of this offering, warrants to the representative of the underwriters, Joseph Stone Capital, LLC, in an amount equal to 5% of the aggregate number of shares of common stock sold by us in this offering. The exercise price of the underwriter warrants is equal to 125% of the price of our common stock offered hereby.
(5)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(6)	Previously paid.